EXHIBIT (g)(2)

AMENDED AND RESTATED APPENDIX A

TO THE GLOBAL CUSTODY AGREEMENT BETWEEN FLEXSHARES TRUST

AND J.P. MORGAN CHASE BANK, N.A., DATED AUGUST 19, 2011

Intending to be legally bound, the undersigned hereby amend and restate Appendix A to the aforesaid Agreement to include the following investment portfolios as of February 15, 2012:

LIST OF FUNDS

1.	FlexSharesSM Morningstar US Market Factor Tilt Index Fund

2.	FlexSharesSM Morningstar Developed ex-US Markets Factor Tilt Index Fund

3.	FlexSharesSM Morningstar Emerging Markets Factor Tilt Index Fund

4.	FlexSharesSM Morningstar Global Upstream Natural Resources Index Fund

5.	FlexSharesSM iBoxx 3-Year Target Duration TIPS Index Fund

6.	FlexSharesSM iBoxx 5-Year Target Duration TIPS Index Fund

7.	FlexSharesSM iBoxx 7-Year Target Duration TIPS Index Fund

8.	FlexSharesSM Ready Access Variable Income Fund

All signatures need not appear on the same copy of this Amended and Restated Appendix A.

FLEXSHARES TRUST		J.P. MORGAN CHASE BANK, N.A.

By:	/s/ Peter K. Ewing	By:	/s/ Ellen E. Crane
Name:	Peter K. Ewing	By:	Ellen E. Crane
Title:	Vice President	Title:	Executive Director